Exhibit 99.2

Changes to the Preliminary Offering Memorandum:

The “Capitalization” table in the Preliminary Offering Memorandum was replaced with the following table:

	June 30, 2012
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$3.7	$2.7

Debt:
Credit Facility	$71.3	$—
Credit Facility, as amended	—	65.0
Existing Senior Notes	250.0	—
Notes offered hereby	—	530.0
Other debt	2.5	2.5

Total debt	323.8	597.5
Total Equity	279.4	23.4

Total capitalization	$603.2	$620.9